EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS PRELIMINARY DECEMBER 2005

SALES INCREASE OF 12.0% FOR TOTAL SALES

AND 3.5% FOR COMPARABLE STORE SALES

Philadelphia, PA, January 5, 2006 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that preliminary net sales for the month of December 2005 increased approximately 12.0% to $55.6 million from $49.6 million reported for the month of December 2004.  The increase in net sales for December was primarily driven by sales from the expansion of the Company’s proprietary Two Hearts™ Maternity collection to an additional 497 Sears® locations during late March 2005, sales from the Company’s Oh Baby! By Motherhood™ licensed arrangement with Kohl’s®, which launched during the second quarter of fiscal 2005, as well as an increase in comparable store sales.  Comparable store sales for December 2005 increased 3.5% (based on 1,035 locations) versus a comparable store sales decrease of 1.9% (based on 922 locations) for the December 2004 period.  The comparable store sales increase of 3.5% for December 2005 was favorably impacted by approximately 1 to 2 percentage points due to having five Saturdays in December 2005 compared to four Saturdays in December 2004.

During December 2005, the Company did not open any stores and closed 3 stores.  The Company ended the month with 851 stores and 1,594 total retail locations (excluding 2 stores and 9 total retail locations which remain closed due to Hurricanes Katrina, Rita and Wilma), compared to 880 stores and 1,111 total retail locations at the end of December 2004.  The significant increase in the Company’s total retail location count compared to a year ago resulted predominantly from the expansion of the Company’s proprietary Two Hearts™ Maternity collection during late March 2005.

Preliminary net sales increased 13.4% to $151.5 million for the first quarter of fiscal 2006 ended December 31, 2005, from $133.6 million for the same period of the preceding year.  Comparable store sales increased 3.1% during the first quarter of fiscal 2006 (based on 1,019 locations) versus a comparable store sales decrease of 4.2% during the first quarter of fiscal 2005 (based on 894 locations).  The comparable store sales increase of 3.1% for the first quarter of fiscal 2006 was favorably impacted by approximately 0.5 percentage points due to having five Saturdays in December 2005 compared to four Saturdays in December 2004.  For the quarter ended December 31, 2005, the Company opened 6 stores (including the reopening of 3 stores which had been closed since late August 2005 due to Hurricane Katrina) and closed 7 stores.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are very pleased with our continued strong sales performance in December, with our December comparable store sales increase of 3.5% representing our fourth consecutive month of comparable store sales increases.  As we have stated in our recent press releases, we believe the oversupply conditions that have plagued the maternity apparel business over the past two years are starting to ease somewhat, and we believe that the continued improvement in our sales trend reflects this.  We are optimistic about delivering significantly improved financial results and continuing our strategic transition in fiscal 2006, as we expect to see a continuation of our improved sales trend and realize increased earnings contribution from our new strategic initiatives, including increased contribution from our marketing partnerships, a full year contribution from our Sears and Kohl’s initiatives, and the continued rollout of our multi-brand stores.  We continue to be very excited that our new strategic business initiatives will promote our long-term growth in sales and profitability, while addressing the continued competitive pressures in the maternity apparel business.

“Excluding the impact of non-cash stock-based compensation expense pursuant to Statement of Financial Accounting Standards No. 123(R), we project that our first quarter earnings will meet or exceed our previous earnings guidance and will exceed our last year’s first quarter earnings.  We will report our results for our first quarter on January 25, 2006, at which time we will provide additional information related to our results for the first quarter and our future financial guidance, and will host an investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of December 31, 2005, Mothers Work operates 1,594 maternity locations, including 851 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com, maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.